Exhibit 99.2

Scott:
Thank you and good morning. We appreciate your participation in the CBL Properties conference call to discuss fourth quarter results. Presenting on today’s call are Stephen Lebovitz, President and CEO, Farzana Khaleel, Executive Vice President and CFO and Katie Reinsmidt, Executive Vice President and CIO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the invest section of the website at cblproperties.com.
This call is being limited to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions. If you have questions that were not answered during today’s call, please reach out to Katie following the conclusion of the call.
I will now turn the call over to Mr. Lebovitz for his remarks. Please go ahead, sir.
Stephen:
Thank you, Scott and good morning everyone.
As you saw from our earnings release yesterday, 2017 was a tough year for CBL. Results were in line with guidance issued in November with adjusted FFO per share at $2.08 and same-center NOI declining 2.9% for the year. 2017 was an especially challenging year for many of our retailers with more than a dozen in our portfolio filing for bankruptcy. The related store closure and rent reduction activity translated into more than $24 million in gross annual rent loss impacting our portfolio. The majority of the store closings occurred in the second half of the year. We are in early stages of backfilling these spaces and as we make leasing progress, the majority of the new rents will come online in late 2018 and 2019. Our leasing strategies throughout the year were concentrated on mitigating rent loss and maintaining occupancy. New leasing efforts targeted a diversification of our tenant base towards non-apparel users as well as renewing and expanding with successful retail concepts.

As a result of these strategies, 75% of our total new leasing in 2017 was executed with non-apparel tenants. We are adding a wider range of uses to our centers: more restaurants, more boutique and value retailers, more health, wellness and fitness and more entertainment. Recently we’ve signed new leases with stores such as Box Lunch, Altar’d State, Attic Salt, Panera Bread, Metro Diner, O2 Fitness, Planet Fitness, Spring Pilates, Round One, Dave & Buster’s, Whirlyball and Marcus Theaters. These new uses will enhance the experience at our centers, providing unique and differentiated reasons to visit the properties more often. We are also working to add hotel, medical office, multi-family and other uses to our centers and are in active discussions for six potential hotels and two potential multi-family projects as part of our redevelopment efforts.
We made significant progress on many of our other key corporate initiatives in 2017. The major disposition program we launched in 2014 was concluded last year. Through this program we executed transactions on 20 malls and also several non-mall properties representing over $1.2 billion in value. The dispositions have weighed on our near-term results due to approximately $0.28 per share of FFO dilution on an annualized basis. However, these transactions contributed to debt reduction of more than $760 million since year-end 2013 and improved debt-to-EBITDA from 7.2 times to 6.7 times. In the past year, we lowered total debt by over $200 million, extended our maturity schedule with the refinancing of two unsecured term loans and lowered variable interest rate exposure with $225 million raised through an unsecured bond offering. This flexibility in our balance sheet as well as the significant free cash flow we continue to generate will be the primary funding source for our redevelopment pipeline, generating new EBITDA on a substantially leverage neutral basis. We’ll also continue to selectively dispose of assets where we see opportunity, which will supplement our cash resources.
As we look forward, we are focused on stabilizing income in 2018 and positioning the portfolio to grow in 2019 and beyond. 2019 revenues will benefit from the re-leasing completed throughout this year as well as contributions from the redevelopment of JCPenney at Eastland, the Sears Auto redevelopments at Volusia and Northgate, the JCPenney redevelopment at York Galleria and other projects that we expect to begin shortly that will open this year or in early 2019.
We are disappointed to issue guidance for the year indicating declines in NOI and FFO. We are doing everything in our power to improve on these expectations and stabilize revenues in 2018. Our intent is to set conservative yet realistic targets and to be transparent about our assumptions. Several retailers have recently reported improvement in sales and traffic and the overall retail environment is more positive at this time compared to last year. However, several of our tenants are still adjusting their strategies and have too much debt on their balance sheets or occupancy costs that are not sustainable. We expect ongoing pressure this year as some close stores, right-size rents or choose to reorganize. While this impacts rents in the near-term, these changes allow us to reinvent our properties with the new uses I described earlier. We are also accomplishing this through diversifying our new leasing as well as through our redevelopment program. We are excited about the success we are seeing in this area and we are focused on accelerating the pace. These projects will be truly transformative and will position our properties for long-term success by diversifying our income stream and meeting changing consumer preferences. We are confident that the strategies and initiatives we are executing will put CBL on track for growth going forward.
I will now turn the call over to Katie to discuss our operating results and investment activity.
Katie:
Thank you, Stephen.
As expected, the retailer challenges that Stephen described weighed on our occupancy metrics. Portfolio occupancy at quarter-end was 93.2%, down 160 basis points compared with the prior-year. Same-center mall occupancy declined 180 basis points from the prior-year and increased 50 basis points sequentially. Bankruptcy-related store closures impacted mall occupancy by 230 basis points or 433,000-square feet for the fourth quarter. These closures included 23 Gymboree and Crazy 8 stores that were closed in October in conjunction with their bankruptcy reorganization.
During the quarter we executed over 930,000 square feet of leases in total. On a comparable same-space basis, we signed roughly 500,000-square-feet of new and renewal mall shop leases at an average gross rent decline of 10%. Spreads on new leases for stabilized malls were relatively flat and renewal leases were signed at an average of 11% lower than the expiring rent. Renewal leasing activity during the quarter was negatively impacted by 20 renewal leases signed with Ascena brands and six Eddie Bauer renewals. These 26 leases represented 430 bps of the decline in renewals and 350 bps of the overall decline.
For the year, we executed over 3.8 million square feet of new and renewal leasing in the portfolio. On a comparable basis, we signed nearly 2.1 million square feet of new and renewal leasing at an average decline in gross rent of 5.3%. Spreads on new leases were up 9% and renewal leasing was down 8.7%.
As we stated last quarter, we expect renewal spreads to remain negative for the next several quarters as we work through maturing leases with certain struggling retailers as well as retailers in bankruptcy reorganization where we are negotiating occupancy cost reductions instead of allowing stores to close. This expectation is incorporated in our guidance and outlined on the same-center NOI bridge in the earnings release.

Sales for the holiday season were flat, excluding the impact of one center where Apple closed. On a rolling 12-month basis, stabilized sales for the portfolio were $372 per square foot compared with $379 on a same-center basis in the prior year. We were encouraged by positive holiday sales reports from a number of retailers. This year we again chose to close our properties on Thanksgiving to allow employees to enjoy the holiday with their families and emphasize the Black Friday tradition. This was very well received by employees, retailers and shoppers. We promoted Black Friday through door busters, special giveaways and DJs, which created a fun experience for our shoppers and generated stronger traffic throughout the day and carried through the weekend. With a more positive holiday sales season, we are optimistic that sales will continue to improve throughout the year. This should allow for a more constructive dialogue with retailers.
We have a lot of activity to report on our redevelopment projects, with several commencing construction. At Eastland Mall in Bloomington, IL, we are replacing the former JCPenney location with H&M and Planet Fitness as well as Outback Steakhouse. Construction has commenced with an opening planned for later this year.
We are also under construction to open a new Marshalls at York Galleria in York, PA. The 21,000 square foot store replaces a portion of the former JCPenney location and will join the recently opened H&M and Gold’s Gym.
We exercised our right to terminate the Sears lease at Brookfield Square in Milwaukee, WI, which was one of the stores we purchased last year through a sale-leaseback and was included in the store closure list Sears released earlier this year. The project will include a dine-in theater, entertainment center, several restaurants and other attractions. We will announce project details within the next few months with construction commencing in the spring.
We will start construction shortly on the two Sears auto centers we acquired last January. At Volusia Mall in Daytona Beach, we’ll add Bonefish Grill, Casual Pint and Metro Diner. And here in Chattanooga at Northgate Mall, we’ll welcome two new dining options with Aubrey’s and Panda Express. Construction is expected to start next month, with openings scheduled for later this year.
We will have additional announcements to make on other redevelopment projects over the coming months as leases are executed and plans finalized. As Stephen discussed, we are continuing to focus on non-retail uses. We have leases negotiated, letters of interest or are in active discussions with new-to-the-market restaurants, entertainment operators, hotels, apartments, self-storage facilities and are exploring the potential to add medical office at a number of centers.
I will now turn the call over to Farzana to discuss our financial results.

Farzana:
Thank you, Katie.
Fourth quarter 2017 adjusted FFO per share was $0.56, representing a decline of $0.12 per share compared with $0.68 per share for the fourth quarter 2016. Major variances include $0.03 per share dilution from asset sales, $0.04 per share from lower gains on outparcel sales and $0.06 per share from lower property NOI, offset by $0.02 per share improvement in G&A expense primarily due to lower executive bonuses.
Fourth quarter same-center NOI declined 6.7% or $12.5 million with revenues down $10.8 million and expenses increasing $1.7 million. The decline in revenues was primarily a result of lower occupancy and rent reductions related to tenants in bankruptcy and a decline in percentage rent of $2.2 million. Property operating expense increased $1.4 million, which included a $0.4 million increase in bad debt expense. Real estate tax expense was higher by $0.8 million partially offset by a $0.5 million decline in maintenance and repair expense.
For the full year, FFO per share, as adjusted, was $2.08 or $0.33 per share lower than 2016. The decline in FFO was largely driven by $0.15 per share of dilution from asset sales, $0.09 per share lower total property NOI, $0.05 per share higher interest expense and $0.02 lower gains on outparcel sales.
Same-center NOI declined 2.9% or $20.1 million during 2017 with the decline primarily in revenue.
The majority of the store closures and rent reductions occurred in mid-to-late 2017, which means 2018 will be impacted by the full annual rent loss with the majority of new leasing taking effect in late 2018 and 2019. We took a conservative approach to setting 2018 guidance for the year. Our 2018 guidance is a range of $1.70 - $1.80 per share, which assumes a same-center NOI decline of (6.75)% - (5.25)%. As outlined, within our same-center NOI and FFO guidance we are incorporating the full year impact of 2017 bankruptcies, rent adjustments and store closures as well as budgeted new leasing activity. The details of the impacts and contributions from these areas are included in the breakdown of same-center NOI guidance in the earnings release. In addition, as noted, we have provided for a top line reserve to take into consideration the impact of future unbudgeted bankruptcies, store closures or rent reductions. This $10 - $20 million range was derived based on an internal analysis of retailers on our watch list. It is difficult to predict the impact of future bankruptcy activity and we believe it is prudent to provide for a reserve on the front-end that contemplates a range of outcomes. This reserve is included in the same-center NOI and FFO guidance ranges. While we recognize that our guidance number is well below the street, we believe that incorporating conservative assumptions and outlining these in a transparent manner will help the market better understand our expectations for 2018.
We made tremendous improvements to our balance sheet in 2017. We retired a number of loans secured by high quality properties, reducing overall interest expense and adding the assets to our unencumbered pool. We accessed the public debt markets, generating approximately $225 million in additional liquidity and also completed the extension and modification of two major term loans.
At year-end 2017, we had total pro rata debt of $4.7 billion, a reduction of more than $200 million from year-end 2016. The decline was a result of asset sales and the conveyance of three properties, partially offset by borrowing to acquire anchors for future redevelopment and increases in construction loans. We had approximately $94 million outstanding on our lines of credit at year-end. In January 2018, we utilized $37 million of availability to retire the loan secured by Kirkwood Mall in Bismarck, ND, adding the property to our pool of unencumbered assets. This property is performing well and carried a debt yield in the mid-20% range. We ended the quarter with net debt-to-EBITDA of 6.76 times compared with 6.50 times in 2016. The increase was primarily due to lower total property level NOI. We anticipate improvements in this metric in 2019 as we complete lease-up throughout the year and redevelopment projects currently underway begin contributing to NOI.
As mentioned in our earnings release, we were unable to reach an agreement with the special servicer to modify and extend the loan secured by Acadiana Mall in Lafayette, LA. As a result, the property is in receivership. We anticipate the foreclosure process to be completed later this year.
We have three loans secured by consolidated properties maturing in 2018. The $27 million loan secured by Hickory Point has an extension option that we intend to exercise, pushing the maturity to December 2019. We anticipate refinancing the $10.8 million loan secured by our community center, Statesboro Crossing and the $6.6 million loan secured by the second phase of our outlet center in El Paso. We also plan to exercise one-year extension options for two unconsolidated secured loans totaling $58 million at our share, extending the maturity to 2019. We are in the process of refinancing a $49 million loan at our share secured by an unconsolidated property, CoolSprings Galleria in Nashville. We plan to exercise the one-year option to extend the maturity of our $350 million unsecured term loan to October 2019. Finally, we will utilize availability on our lines of credit to address the $190 million term loan paydown mid-year.
As Stephen mentioned, the focus on improving our balance sheet over the last several years has CBL in a strong financial position to withstand the short-term EBITDA decline as we reposition our properties. We have our 2018 maturities well in hand and have reduced our line borrowings to provide maximum financial flexibility.

I’ll now turn the call over to Stephen for concluding remarks.
Stephen:
Thank you, Farzana.
Later this year, CBL will celebrate its 25th year as a public company and 40th year since its formation in 1978. Over four decades, our dominant properties have demonstrated a resilience and dynamism that is indicative of well-located real estate positioned to thrive over the long-term. Our team has always shown an unparalleled passion and dedication to the business and to CBL. While this industry is experiencing an evolution that has resulted in painful short-term set-backs, these challenges have only served to fuel our drive to reinvent our properties and our company for the better.
We will now take your questions.